EXHIBIT 99.2
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   EPICEPT CORPORATION
   Robert W. Cook
   (201) 894-8980
   rcook@epicept.com

   FEINSTEIN KEAN HEALTHCARE
   Francesca T. DeVellis
   (617) 577-8110
   francesca.devellis@fkhealth.com


             EPICEPT ANNOUNCES ADDITIONAL FINDINGS FROM LIDOPAIN SP
                        EUROPEAN PHASE III CLINICAL TRIAL


ENGLEWOOD CLIFFS, NJ - (SEPTEMBER 27, 2006) EpiCept Corporation (NASDAQ and OMX
Stockholm: EPCT) announced today several important findings revealed from an ongoing analysis of its previously reported Phase III clinical trial results for LidoPAIN SP, the Company's sterile prescription analgesic patch designed to provide sustained topical delivery of lidocaine to a post-surgical or post-traumatic sutured wound. The Company is studying the impact of these findings in conjunction with other data generated from the trial in order determine what changes in trial design could be made to improve the likelihood of a positive result in a subsequent trial.

FIRST FINDING
The multicenter, randomized, double blind, placebo controlled, Phase III trial of patients undergoing inguinal herniorraphy allowed the subcutaneous infiltration of intra-operative lidocaine by the surgeon just prior to closure of the skin. Such infiltration was not permitted in the Company's earlier Phase II clinical trial. The post hoc analysis of the data indicated that the patient's perceived pain intensity score was directly influenced by the amount of lidocaine infiltrated by the surgeon. That is, the greater the amount of lidocaine administered by infiltration, the more difficult it was to show an analgesic effect with the candidate LidoPAIN SP patch. The strongest results for self-assessed pain intensity between 4 and 24 hours, the primary endpoint of the trial, were achieved when the least amount of lidocaine was infiltrated.

SECOND FINDING
The choice of anesthetic technique affected patients' pain scores. Patients given general anesthesia showed less of an analgesic response than those given spinal anesthesia. Spinal anesthesia is increasing in popularity as the technique of choice for this surgical procedure.

THIRD FINDING
The endpoint of the frequency of narcotic analgesic rescue reached statistical significance for certain time points during the course of the study. Reduced narcotic consumption is the primary clinical benefit sought for this product.



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Michael Damask, MD, Chief Medical Officer and Vice President for Medical Affairs
of EpiCept commented, "Clearly the use of intra-operative subcutaneous lidocaine infiltration had markedly affected the patients' ability to discern an analgesic effect with the active patch vs. placebo. The active patch was expected to show an analgesic effect above the background provided by lidocaine infiltration in all patients. This raised the hurdle to demonstrate an analgesic effect. We believe this finding reconciles the differences in the Phase III results from the Phase II results, which did not permit intra-operative subcutaneous lidocaine infiltration at the end of surgery. Patients receiving the active patch consistently showed numerical improvements over the placebo patch patients in pain intensity and rescue medication requirements regardless of the volume of the subcutaneous lidocaine infiltration and the anesthetic technique. Additionally, the preferential numerical analgesic response in spinal anesthesia patients is consistent with the standard of care for these procedures, as this technique is growing increasingly popular. Lastly, we are encouraged that the critically important endpoint of reduced narcotic consumption did reach statistical significance for certain time points. The main benefit of this patch is intended to be effective pain relief for post-operative patients with reduced narcotic consumption. The efficacy signal in this regard is consistent between the Phase III and the earlier Phase II results."

Jack Talley, President and CEO, stated, "A second pivotal study in post-operative pain can be implemented quickly and at a comparatively low cost. These are among the important factors we will consider in our analysis as we chart the best course forward for LidoPAIN SP. We will communicate other significant findings from our analysis of this trial as they become available."

ABOUT EPICEPT CORPORATION
EpiCept is an emerging specialty pharmaceutical company focused on unmet needs in the treatment of pain and cancer. The Company has a staged portfolio of product candidates with several pain therapies in late-stage clinical trials, and a lead oncology compound (for acute myeloid leukemia, AML) with demonstrated efficacy in a Phase III trial; the compound is intended for commercialization in Europe. EpiCept is based in New Jersey, and the Company's research and development team in San Diego is pursuing a drug discovery program focused on novel approaches to apoptosis.

FORWARD-LOOKING STATEMENTS
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding the efficacy, safety, and intended utilization of the Company's product candidates, the conduct and results of future clinical trials, the sufficiency of the Company's existing capital resources, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that the Company will not obtain approval to market its product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed in the Company's periodic reports and other filings with the SEC.

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EPCT - GEN